UNITED STATES
                      SECURITIES  AND  EXCHANGE  COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number 000-26194
                                                                      ---------


                                 Seer Technologies, Inc.
                        --------------------------------
             (Exact name of registrant as specified in its charter)

                8000 Regency Parkway, Cary, North Carolina 27511
                ------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $.01 per share
                     --------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule  12g-4(a)(1)(i)     X     Rule  12h-3(b)(1)(i)        __
                                        -
               Rule  12g-4(a)(1)(ii)     __     Rule  12h-3(b)(1)(ii)     __
               Rule  12g-4(a)(2)(i)      __     Rule  12h-3(b)(2)(i)      __
               Rule  12g-4(a)(2)(ii)     __     Rule  12h-3(b)(2)(ii)     __
                                   Rule  15d-6     __

    Approximate  number  of holders of record as of the certification or notice
date:   1
     ----

    Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

     Seer  Technologies,  Inc.


Date:     May  5,  1999                              By:/s/  Dennis  McKinnie
          -------------                                 ----------------------
                                                      Dennis  McKinnie,  Esq.
                                                      Vice  President,  Chief
                                                      Legal and Administrative
                                                      Officer  and  Corporate
                                                      Secretary

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.